Exhibit 99.1

ROBERTS REALTY INVESTORS, INC.

CONTACT:		FOR IMMEDIATE RELEASE
Anthony W. Shurtz		November 24, 2014
Chief Financial Officer
Telephone:	(770) 394-6000
Fax:	(770) 396-6708

ROBERTS REALTY INVESTORS, INC.

ANNOUNCES RECEIPT OF NOTICE OF NONCOMPLIANCE

FROM THE NYSE MKT STOCK EXCHANGE

ATLANTA, GA – Roberts Realty Investors, Inc. (NYSE/MKT:RPI) announces that the Company received a notice of noncompliance from the NYSE MKT stock exchange (the “Exchange”) on November 20, 2014. The notice advised the Company that it was not in compliance with Sections 134 and 1101 of the Exchange’s Company Guide (the “Company Guide”) due to the Company’s failure to timely file with the SEC its quarterly report on Form 10-Q for the quarter ended September 30, 2014 (the “Form 10-Q”). In addition, the Exchange asserted in the notice that the Company’s failure to file the Form 10-Q in a timely manner is a material violation of its listing agreement with the Exchange. Under the Exchange’s rules, the Company has until December 5, 2014 to submit a plan advising the Exchange of action it has taken, or will take, that would bring the Company back into compliance with Sections 134 and 1101 of the Company Guide by no later than February 18, 2015. The Company intends to submit such a plan to the Exchange on or before December 5, 2014.

The Exchange will evaluate the plan and determine whether the Company has made a reasonable demonstration in the plan of an ability to regain compliance with the applicable continued listing standards by February 18, 2015, in which case the plan will be accepted and the Company will have until February 18, 2015 to regain compliance with the continued listing standards. The Company will be subject to periodic review by Exchange staff during the plan period. Failure to make progress consistent with the plan or to regain compliance with the continued listing standards by the end of the plan period could result in the Company being delisted from the Exchange. Currently, the Company expects to file the Form 10-Q with the SEC before February 18, 2015.

Forward Looking Statements

This press release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, as amended. Some of the forward-looking statements relate to our intent, belief, or expectations regarding our filing a compliance plan with the Exchange on or before December 5, 2014, the acceptance of that plan by the Exchange, and the completion of that plan on or before February 18, 2015, including the filing of the Form 10-Q before that date. These statements involve risks and uncertainties that include: whether the Company will in fact be able to prepare and submit a compliance plan to the Exchange on or before December 5, 2014, whether the Exchange will accept that plan, and whether the Company will be able to complete its compliance with that plan no later than February 18, 2015, including filing the Form 10-Q before that date. For these forward-looking statements, we claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. For more information about other risks and uncertainties we face, please see the sections in our most recent annual report on Form 10-K and our most recent quarterly report on Form 10-Q entitled “Risk Factors.”